Exhibit 99

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, April 30, 2025

NACCO INDUSTRIES
ANNOUNCES FIRST QUARTER 2025 RESULTS

Consolidated Q1 2025 Highlights:
•Operating profit of $7.7 million increased from $4.8 million in Q1 2024
•Income before taxes of $5.1 million decreased 8% from Q1 2024
•Net income of $4.9 million increased 7.2% over Q1 2024
•Diluted EPS of $0.66 versus $0.61 in Q1 2024
•EBITDA of $12.8 million up 14% from Q1 2024

Cleveland, Ohio, Wednesday, April 30, 2025 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three months ended March 31, 2025.

	Three Months Ended
($ in thousands, except per share amounts)	3/31/2025	3/31/2024	Fav (Unfav) % Change
Operating profit	$7,682	$4,757	61.5%
Other (income) expense, net	$2,555	$(816)	(413.1)%
Income before taxes	$5,127	$5,573	(8.0)%
Income tax provision	$227	$1,003	77.4%
Net Income	$4,900	$4,570	7.2%
Diluted EPS	$0.66	$0.61	8.2%
Consolidated EBITDA*	$12,829	$11,249	14.0%
*Non-GAAP financial measures are defined and reconciled on page 8.

First Quarter 2025 Compared to First Quarter 2024
The significant improvement in consolidated operating profit was primarily due to a substantial increase in the Coal Mining segment operating profit and improved Mitigation Resources of North America® results. These improvements were partly offset by lower North American Mining segment results and an increase in Unallocated operating expenses, principally employee-related and outside services costs. A significant unfavorable change in other (income)/expense due to lower investment income and higher net interest expense offset the operating profit improvement, resulting in a moderate decrease in income before taxes.

The substantially lower first-quarter 2025 effective income tax rate drove the moderate increase in year-over-year net income.

Liquidity
At March 31, 2025, the Company had consolidated cash of $61.9 million and total debt of $95.8 million, with availability of $90.5 million under its revolving credit facility.

In the 2025 first quarter, the Company paid $1.7 million in dividends and repurchased approximately 22,200 shares of its Class A Common Stock at prevailing market prices for an aggregate purchase price of $0.7 million. As of March 31, 2025, the Company had $7.8 million remaining under its $20 million share repurchase program that expires at the end of 2025.

Detailed Discussion of 2025 First Quarter Compared to First Quarter 2024
Coal Mining Results

	2025	2024
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,616	5,480
Consolidated operations	591	455
Total deliveries	6,207	5,935

	2025	2024
	(in thousands)
Revenues	$19,239	$15,545
Earnings of unconsolidated operations	$14,463	$12,007
Operating expenses(1)	$7,341	$7,026
Operating profit (loss)	$3,791	$(417)
Segment Adjusted EBITDA(2)	$5,809	$1,797
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

First-quarter 2025 revenues grew 23.8% due to an increase in tons delivered at Mississippi Lignite Mining Company. Prior year deliveries were lower as the power plant served by the mine operated with only one of its two boilers from mid-December 2023 through July 2024.

Coal Mining operating profit and Adjusted EBITDA increased significantly year-over-year mainly as a result of higher earnings of unconsolidated operations and improved operating results at Mississippi Lignite Mining Company. Earnings of unconsolidated operations increased mainly due to higher pricing at Falkirk after the expiration of temporary price concessions in June 2024 and a moderate increase in tons sold at Coteau. Improved operating efficiencies on higher tons sold primarily drove the increase in Mississippi Lignite Mining Company results.

North American Mining Results

	2025	2024
	(in thousands)
Tons delivered	12,853	15,173

	2025	2024
	(in thousands)
Revenues	$31,526	$24,483
Operating profit	$1,970	$2,355
Segment Adjusted EBITDA(1)	$4,672	$4,611
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

North American Mining® revenues grew 28.8% primarily due to an increase in reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on gross profit. Net of reimbursed costs, revenues increased modestly mainly as a result of an increase in parts sales largely offset by fewer tons delivered due to reduced customer requirements.

The increase in profits on parts sales was more than offset by the effect of lower delivery volumes and an increase in employee-related costs, which resulted in a decrease in the 2025 first-quarter operating profit.

Minerals Management Results

	2025	2024
	(in thousands)
Revenues	$10,902	$10,401
Operating profit	$7,907	$7,930
Segment Adjusted EBITDA(1)	$9,815	$8,923
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Minerals Management revenues increased 4.8% primarily due to higher natural gas revenues, driven by higher natural gas prices, partly offset by a reduction in oil and coal royalties.

The improvement in Segment Adjusted EBITDA was primarily due to additional income from the increased equity investment in Eiger.

Outlook
NACCO's businesses provide critical inputs for electricity generation, construction and development, and the production of industrial minerals and chemicals. Increasing demand for electricity, on-shoring and current federal policies are creating favorable macroeconomic trends within these industries. We are confident in our trajectory and business prospects in 2025, and we continue to prepare for longer-term growth opportunities. Specifically for 2025, we expect to generate a moderate year-over-year increase in consolidated operating profit.

In 2025, the Coal Mining segment anticipates solid customer demand, with deliveries expected to increase modestly from 2024. We expect a more favorable near-term regulatory environment for the fossil fuel industry moving forward. These developments are expected to further support coal as an essential part of the energy mix in the United States for the foreseeable future.

The Coal Mining segment expects to benefit from the expiration of temporary price concessions at Falkirk and increased customer requirements at Coteau. In addition, Mississippi Lignite Mining Company continues to recover from inefficiencies experienced while its customer's Red Hills Power Plant operated on one of two generation units for more than half of 2024. With the power plant now anticipated to operate at a level consistent with historical averages, coal deliveries are expected to return to more normal levels, resulting in moderate cost efficiencies. However, an anticipated reduction in the 2025 contractually determined per ton sales price compared with 2024 is expected to offset these improvements, causing Mississippi Lignite Mining Company results to decline from prior year levels. An expected increase in operating expenses will contribute to an overall anticipated moderate year-over-year decrease in Coal Mining segment operating profit.

North American Mining is expected to generate increasing levels of operating profit over time as benefits of new and extended contracts add to the profitability of existing contracts. During 2024, North American Mining executed three new or amended existing contracts, which are expected to deliver net present value after-tax cash flows of approximately $20 million over contract terms that range from 6 to 20 years. North American Mining is expected to deliver improved results in 2025, with anticipated lower first half results offset by expected performance gains in the second half of the year. While customer demand is projected to remain relatively stable year-over-year, profitability improvements will be driven by operational efficiencies and an increased focus on part sales. North American Mining is continuously seeking to enter into new or amended contracts to solidify its position as the foundation for NACCO's mining-related growth initiatives.

North American Mining's subsidiary, Sawtooth Mining, is the exclusive provider of comprehensive mining services at Thacker Pass, which is owned through a joint venture between Lithium Americas Corp. (TSX: LAC) (NYSE: LAC) and General Motors Holdings LLC. Sawtooth will supply all of the lithium-bearing ore requirements for Thacker Pass, which is currently under construction. We expect to continue to recognize moderate income at Sawtooth while it assists with certain construction services. Once the mine is operating, Sawtooth will be reimbursed for costs of mining, capital expenditures and mine closure and will recognize a contractually agreed upon production fee. In addition to providing comprehensive mining services, Sawtooth will receive a fee to transport clay tailings once lithium production commences. Phase 1 lithium production is estimated to begin in late 2027.

The Minerals Management segment, through its Catapult Mineral Partners business, has constructed a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States. In late 2024, Minerals Management invested an additional $15.7 million in Eiger, a company that holds non-operated working interests in oil and natural gas assets in the Kansas and Oklahoma portions of the Hugoton basin. This investment, accounted for under the equity method, is expected to be accretive and contribute to the anticipated improvement in 2025 operating profit compared with 2024. First-half earnings are expected to be comparable to prior year results with an anticipated significant improvement in the second half given expected trends in oil and natural gas prices and projected volumes.

Minerals Management continues to build its portfolio with a mix of producing wells, near-term development opportunities and undeveloped acreage. We believe our data-driven approach to acquisitions and our long-term perspective provides a competitive advantage as undeveloped assets provide additional upside potential over the life of the reserve. While we continue to budget up to $20 million annually to expand our portfolio and provide long-term stable cash flow generation, our business model allows flexibility regarding the cadence and type of investment based on available opportunities that we believe will create long-term value and generate increasing profitability.

Mitigation Resources of North America® provides stream and wetland mitigation solutions as well as comprehensive reclamation and restoration construction services. This business is an avenue for growth and diversification in an area where NACCO has built a strong reputation based on its substantial knowledge and expertise. Mitigation Resources continues to expand, and as of March 31, 2025, has projects located in Alabama, Florida, Georgia, Mississippi, Pennsylvania, Tennessee and Texas.

Mitigation Resources also provides ecological restoration services for abandoned surface mines and plans to pursue other environmental restoration projects. It was named a designated provider of abandoned mine land restoration by the State of Texas, and in January 2025 secured a restoration project in Kentucky that is expected to be accretive to earnings beginning in 2026.

Mitigation Resources reported its second consecutive quarter of profitability in the first quarter of 2025 and is expected to achieve full-year 2025 profitability based on current expectations for the timing of permit approvals and mitigation credit releases, as well as income generated from service-related projects. Mitigation Resources is expected to increase profitability over time, and provide a return on capital employed in the mid-teens as the business matures.

We established ReGen Resources in 2023 to address the rapidly increasing demand for additional power generation sources in the United States through development of energy and energy-related projects that utilize multiple-generation technologies, such as solar combined with gas-fired generation, primarily on reclaimed mining properties. These projects could be developed by ReGen Resources directly or through joint ventures that include partners with expertise in energy development projects. Current projects include solar arrays, solar-gas hybrid projects and carbon capture projects on reclaimed mine land in Mississippi and Texas. Additional projects in other states are in early-stage review.

We are taking actions to terminate our defined benefit pension plan in 2025, which will eliminate future earnings volatility from changes in the pension obligation. Once complete, obligations under the terminated plan will be transferred to a third-party insurance provider. Surplus assets are expected to be utilized to fund a qualified replacement plan, reducing future cash funding requirements. Although the plan is currently over funded, a significant non-cash settlement charge is anticipated upon termination, which is expected to lead to a substantial year-over-year decrease in net income and EBITDA compared with 2024. Excluding the anticipated settlement charge, net income is expected to decrease moderately from the prior year.

Consolidated capital expenditures are expected to total approximately $64 million in 2025, which includes approximately $13 million for Coal Mining, $23 million for North American Mining, $20 million for Minerals Management and $8 million predominantly for ReGen Resources and other growth businesses. Based on our current business plan, we project a steady increase in annual cash flow generation beginning in 2025.

We believe that each of our businesses has competitive advantages that provide value to customers and create long-term value for stockholders. We are pursuing organic growth and diversification by strategically leveraging our core natural resources management skills to build a robust portfolio of affiliated businesses. Opportunities for growth remain strong and are increasing amid recent successes and a significant positive change in the regulatory environment, particularly for fossil fuels. Acquisitions of additional mineral interests and improvements in the outlook for Coal Mining segment customers, as well as new contracts at Mitigation Resources and North American Mining should be accretive to the longer-term outlook.

We are committed to maintaining a conservative capital structure as we continue to grow and diversify, while avoiding unnecessary risk. We believe strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses or distributed to investors in the form of share repurchases or dividends. We continue to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, May 1, 2025 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (800) 836-8184 (North America Toll Free) or (646) 357-8785 (International), Conference ID: 38199, or over the Internet through NACCO Industries' website at ir.nacco.com/home. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through May 8, 2025. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (GAAP). EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure or extended project development delay, (3) federal and state legislative and regulatory actions affecting fossil fuels, (4) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (5) supply chain disruptions, including price increases and shortages of parts and materials, inclusive of tariff effects, (6) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as a result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics, (7) changes in development plans by third-party lessees of the Company's mineral interests, (8) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (9) failure to obtain adequate insurance coverages at reasonable rates, (10) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (11) impairment charges, (12) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (13) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (14) weather or equipment problems that could affect deliveries to customers, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation, oil and gas and power generation development opportunities and other value-added service opportunities, (17) delays or reductions in coal or aggregates deliveries, (18) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (19) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (20) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	MARCH 31
	2025	2024
	(In thousands, except per share data)
Revenues	$65,571	$53,289
Cost of sales	55,917	46,271
Gross profit	9,654	7,018
Earnings of unconsolidated operations	15,986	13,307
Operating expenses
Selling, general and administrative expenses	17,868	15,453
Amortization of intangible assets	162	126
Gain on sale of assets	(72)	(11)
	17,958	15,568
Operating profit	7,682	4,757
Other expense (income)
Interest expense	1,774	1,111
Interest income	(865)	(1,127)
Closed mine obligations	473	455
Loss (gain) on equity securities	870	(1,041)
Other, net	303	(214)
	2,555	(816)
Income before income tax provision	5,127	5,573
Income tax provision	227	1,003
Net income	$4,900	$4,570

Earnings per share:
Basic earnings per share	$0.67	$0.61
Diluted earnings per share	$0.66	$0.61

Basic weighted average shares outstanding	7,363	7,452
Diluted weighted average shares outstanding	7,447	7,515

CONSOLIDATED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED
	MARCH 31
	2025	2024
	(in thousands)
Net income	$4,900	$4,570
Income tax provision	227	1,003
Interest expense	1,774	1,111
Interest income	(865)	(1,127)
Depreciation, depletion and amortization expense	6,793	5,692
Consolidated EBITDA*	$12,829	$11,249
*Consolidated EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated EBITDA as net income before income taxes, net interest expense and depreciation, depletion and amortization expense. Consolidated EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended March 31, 2025
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$19,239	$31,526	$10,902	$4,400	$(496)	$65,571
Cost of sales	22,570	28,378	2,244	3,237	(512)	55,917
Gross profit (loss)	(3,331)	3,148	8,658	1,163	16	9,654
Earnings of unconsolidated operations	14,463	969	554	—	—	15,986
Gain on sale of assets	(72)	—	—	—	—	(72)
Operating expenses*	7,413	2,147	1,305	7,165	—	18,030
Operating profit (loss)	$3,791	$1,970	$7,907	$(6,002)	$16	$7,682
Segment Adjusted EBITDA**
Operating profit (loss)	$3,791	$1,970	$7,907	$(6,002)	$16	$7,682
Depreciation, depletion and amortization	2,018	2,702	1,908	165	—	6,793
Segment Adjusted EBITDA**	$5,809	$4,672	$9,815	$(5,837)	$16	$14,475

	Three Months Ended March 31, 2024
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$15,545	$24,483	$10,401	$3,262	$(402)	$53,289
Cost of sales	20,943	21,671	1,364	2,712	(419)	46,271
Gross profit (loss)	(5,398)	2,812	9,037	550	17	7,018
Earnings of unconsolidated operations	12,007	1,365	(65)	—	—	13,307
Gain on sale of assets	(10)	(1)	—	—	—	(11)
Operating expenses*	7,036	1,823	1,042	5,678	—	15,579
Operating profit (loss)	$(417)	$2,355	$7,930	$(5,128)	$17	$4,757
Segment Adjusted EBITDA**
Operating profit (loss)	$(417)	$2,355	$7,930	$(5,128)	$17	$4,757
Depreciation, depletion and amortization	2,214	2,256	993	229	—	5,692
Segment Adjusted EBITDA**	$1,797	$4,611	$8,923	$(4,899)	$17	$10,449
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.